SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___________)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

GEN-PROBE INCORPORATED
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

[GEN-PROBE INCORPORATED LETTERHEAD]

May 26, 2003

By Facsimile (212) 888-3203

Mr. Herbert A. Denton
President
Providence Capital, Inc.
730 Fifth Avenue
New York, New York 10019

Dear Mr. Denton:

Your letter of May 21, 2003 addresses certain issues surrounding Gen-Probe’s proposed 2003 Incentive Award Plan. While I appreciate the time and effort that you and your fellow shareholders have spent in discussions and in conveying your views on the pending proxy proposals, I feel your suggestions do not adequately reflect the circumstances specific to Gen-Probe that have guided our decisions on the matters in question. I hope this letter will provide additional clarity concerning the size of the 2003 Plan and explain other areas where we differ, as well as describe the company’s intentions in areas where the Plan provides wide latitude.

Our Efforts to Design a Fair and Reasonable Incentive Award Plan

When we first began to design the 2003 Plan, we recognized that we faced a unique challenge. We were confronted with a number of issues concerning how to design Gen-Probe’s first real stock incentive program, including: the question of how to shape a plan for a long- established, successful biotech company that was far out of step with its peer group with regard to incentive compensation; how to address low employee morale resulting from the perceived inequities of an existing plan that had been based on a pre-market, estimated share value that proved to be unrealistically high, and had been further distorted by the exigencies of the spin-off from Chugai; and how to properly reflect turbulent and changing investor and regulatory attitudes toward stock options. (Note that the 2003 plan was being developed during a period when, despite the excellent performance of the company and its share price subsequent to the spin-off, the exercise prices for existing grants were below the share price.)

Mr. Herbert A. Denton
May 26, 2003

In light of these circumstances, we contacted Institutional Shareholder Services and asked ISS to advise us with respect to reasonable terms for a 2003 incentive plan. We consider ISS to be the leading advocate of institutional shareholder interests and, therefore, an excellent source for fair, reliable, and independent advice concerning the plan terms. We understood that ISS would view any plan from the perspective of institutional interests and were unable to identify any other consultant that would be more credible, independent, and experienced than ISS. We were also advised by the leading compensation consulting firm of Clark/Bardes, which agreed with this approach.

In February 2003, ISS concluded that a reasonable 2003 Plan could reserve up to 4.9 million additional shares, if non-option awards were restricted to 20% of total awards. ISS also reviewed the other terms of the draft plan and did not suggest any revision to those terms.

The Compensation Committee concluded that we would seek significantly less than the 4.9 million shares determined by ISS to be reasonable, and originally proposed that the 2003 Plan include 3.75 million shares. ISS’ proxy department, independent from its consulting arm, subsequently endorsed the original plan for 3.75 million shares.

After considering the response of certain shareholders to the Plan as originally proposed, we further reduced the size of the Plan to 2.5 million shares. The revised Plan now includes approximately one-half the number of shares determined by ISS in February 2003 to be reasonable. The Board believes the 2003 Plan, as amended to include 2.5 million shares, is responsive to shareholder concerns about stock incentive plans and is fair and reasonable.

As I have detailed above, we felt that an appropriate incentive plan for post spin-off Gen-Probe had to address some unique problems. We solicited expert advice, and were guided by it. We now recognize that we would have benefited from dialogue with major shareholders before finalizing such an important proposal. In the future we will seek such a dialogue.

Relationship of Number of Options and Exercise Price

Your letter states that Gen-Probe employees have enjoyed $21 million incremental value in connection with their existing options over the past eight months, and suggests that the tolerable overhang should be determined with respect to such accrued value. First, your statement disregards the fact that most of the value to which you refer is in unvested options and cannot fairly be considered as existing gain. Furthermore, this incremental value only accrued during May 2003, when the share price increased from the mid-20’s to the high 30’s. Since the spin-off, shareholders have enjoyed $615 million in incremental value, created by the efforts of Gen-Probe’s management and employees.

Mr. Herbert A. Denton
May 26, 2003

On September 16, 2002, the first day of regular way trading following the spin-off, Gen-Probe stock closed at $13.79. The stock traded within a narrow range for many weeks. On March 3, 2003, when the Board approved the 2003 Plan, Gen-Probe shares closed at $23.90. At that time, only an insignificant number of options, granted to employees hired after the spin-off, were “in the money.” On March 3, the share price did not exceed the exercise price for any options granted to management, although Gen-Probe’s market capitalization had increased by $240 million, or 73%, since the spin-off.

Employees did not participate in any significant way in the increased value of the company until after the shares began to trade above the two primary exercise prices of $24.58 and $27.31. In other words, shareholder value increased by approximately $260 million before employees began to participate in the increased market value at all. Shareholders experienced no dilution, while enjoying a 75% return.

Gen-Probe shares closed on May 23, 2003 at $39.66. In only eight months since the spin-off, shareholder value has increased 288% from the closing price on the first day of trading. Employees have only recently shared in this appreciation, and their vested portion of the increased value is disproportionately small compared to the gains enjoyed by shareholders.

CEO Compensation

Your comments with respect to my own compensation place me in an awkward position. However, in fairness to the Board and to myself, I will briefly respond.

While I was not an original founder of Gen-Probe, for the past nine years I have led the effort to significantly expand the company’s business beyond a limited product line focusing on non-amplified tests for sexually transmitted diseases. We have developed significant new amplified diagnostic assays, undertaken the Herculean task of developing the revolutionary automated TIGRIS instrument, built a state-of-the-art CBER-approved manufacturing facility for highly-regulated blood screening assays, and formed a joint venture with Chiron to obtain access to essential intellectual property and the blood screening marketplace. A great portion of the current value of the company was created after I joined Gen-Probe in July 1994.

In 1996, Chugai and Gen-Probe management initiated discussions of a partial IPO of Gen-Probe stock and implementation of a stock option program. Due to various timing constraints related to Gen-Probe’s product pipeline, stock market conditions, and Chugai’s unfamiliarity with options and public offerings, a stock option plan was not adopted until August 2000. In light of all of the circumstances discussed above, and my contributions to the growth of the company from 1994 on, the prior Chugai-controlled Board of Directors determined that it would make a one-time grant to me of a significant number of options in June 2002. The Chugai-controlled Board also made this award in order to provide incentive in connection with my involvement in critical and complex

Mr. Herbert A. Denton
May 26, 2003

activities related to Gen-Probe’s spin-off and the start of our new existence as an independent public company. Significantly, when Gen-Probe went public on September 16, 2002 and traded in the $13-$14 range, I held options with exercise prices of $24.58 and $27.31.

You have expressed concern that grants of a large number of options may encourage management to inappropriately focus on the short term. Under my stewardship, we have positioned Gen-Probe well for long term growth, with a pipeline of new products and programs that will deliver significant additional revenue. There is very little basis for concern that Gen-Probe’s existing option structure will lead to a short-term focus.

Board of Director Compensation

Gen-Probe is a small, dynamic company with the potential for significant future growth. We need a Board of Directors that can provide active guidance and take a real role in directing the company’s efforts. We have assembled an exceptional group of directors, who have outstanding experience, judgment, and commitment to the future of the company.

Gen-Probe needs our directors’ hands-on commitment to the business and their wise guidance. Since Gen-Probe became an independent public company, we have made constant demands on the directors’ time and they have responded brilliantly. Recent changes in the legal and regulatory environment also require that our directors devote significant time to their duties. After many directors commented on the time commitment that their service was requiring, the Compensation Committee obtained the advice and recommendation of an independent consultant, Clark/Bardes.

The Committee was advised that many companies were in the process of increasing director compensation in response to the new burdens and risks imposed by Sarbanes-Oxley. The amount of director compensation ultimately recommended by the Committee was determined based on Clark/Bardes’ advice. All of the considerations discussed here, and particularly the consultant’s advice, were pivotal to Committee’s decision to set director compensation at the current level, which is appropriate.

At the suggestion of Dr. Laubach, a current member of the Gen-Probe board and the former long-serving president of Pfizer, we reviewed Pfizer’s 2003 proxy and determined that your comments with respect to compensation of the Pfizer board are not accurate. Pfizer’s cash compensation to directors is in excess of $60,000 annually and their total compensation is significantly more due to various incentive unit awards. However, I do not believe that a large, established company such as Pfizer provides a relevant comparison in light of the greater demands that we place on the Gen-Probe Board to direct this dynamic and evolving organization.

Mr. Herbert A. Denton
May 26, 2003

Conclusion

Shareholders are now enjoying the benefits of the hard work, creativity, and dedication of Gen-Probe’s employees over many years. Gen-Probe cannot recruit, retain, and reward the “best and brightest” without stock options. Efforts to maximize shareholder interests in the short term by imposing severe limits on stock options will cripple our efforts to build shareholder value over the long term.

We appreciate the time and effort that you have devoted to providing us with your views and we have sought to be responsive where we found the suggestions or criticism to be well founded. The Board has the fiduciary responsibility to exercise its independent business judgment in connection with these matters and must consider the best interests of all shareholders. We believe a 2003 Plan authorizing 2.5 million shares is fair and responds to the comments that were clearly and effectively expressed to me at the luncheon in New York on May 6.

I do not intend to recommend that any individual receive a grant of more than 100,000 options in any calendar year. Although not written into the Plan, I will not recommend that the vesting period for any grant be less than three years. I intend to recommend that we reserve a portion of the Plan for issuance as specific performance incentives and/or rewards throughout all levels of the company, based on the individual’s ability to contribute to specific projects and our continued growth. The final decision on all of these matters is, of course, the Board’s.

Your May 21, 2003 letter does not identify any of the institutional investors who attended your May 20 meeting, nor does it identify the other investors who share your views but were unable to attend the meeting. Therefore, I am unable to communicate with them directly. As you requested, I have distributed your letter to all members of the Gen-Probe Board of Directors. I ask that you reciprocate, and distribute my letter to the shareholders referred to in the second paragraph of your letter, so that they can consider the facts and perspectives set forth here.

Sincerely,

Henry L. Nordhoff
Chairman, Chief Executive Officer and President

cc: The Board of Directors